   Exhibit 10.11

August 6, 2007

Steve Carlson
615 Hurlingham Ave
San Mateo

Re:     Amendment to Employment Agreement dated March 1, 2005

Dear Steve,

       On August 3, 2007, the Compensation Committee of the Board of Directors of Obagi Medical Products, Inc. (the "Company") adopted the 2007 Performance Incentive Plan (the "Plan"), attached hereto as Exhibit A, providing eligible employees with the potential to receive a cash bonus if certain Company and individual targets are achieved as set forth in the Plan and as determined by the Compensation Committee. Pursuant to the terms of the Plan, the Company has the right to interpret, amend or terminate the Plan at any time in its sole discretion.

The Plan is intended to replace and supersede all bonus payment and incentive pay components, including the right to participate in any other bonus or incentive plan of the Company, contained in the employment agreement or offer letter of all employees of the Company. As a result, in order to participate in the Plan, an employee must consent to the replacement of any bonus or incentive pay components in the employee's employment agreement or offer letter with the terms of the Plan.

If you would like to participate in the Plan in accordance with its terms, please sign below to acknowledge and accept the terms of this Amendment and to agree that the Plan terms replace and supersede any bonus payment or incentive pay component, including the right to participate in any other bonus or incentive plan of the Company, and any other conflicting terms of your Employment Agreement with the Company dated March 1, 2005 (your "Current Agreement"). By signing below, you agree to waive any rights, and release the Company from any claims, related to any bonus or incentive payments that arise under your Current Agreement or under any bonus or incentive plan of the Company other than the Plan. By signing below, you also acknowledge that participation in the Plan does not guaranty the payment of any bonus or issuance of any option grant to you under the Plan.

Should you have questions regarding this Amendment, please do not hesitate to contact me.

Very truly yours,

Date	By:	/s/ Suzanne E. Ewing
Suzanne E. Ewing
VP Human Resource

ACCEPTED AND AGREED:

/s/ Steve Carlson
Steve Carlson

Date	8/6/07